Exhibit 10.1

SOMERA COMMUNICATIONS SALES, INC.

GLENN O’BRIEN TRANSITION AGREEMENT

AND GENERAL RELEASE

This Transition Agreement (“Agreement”) is made by and between Somera Communications Sales, Inc., including any and all subsidiary and parent corporations (the “Company”), and Glenn O’Brien (“Executive”).

WHEREAS, Executive is employed by the Company as its Managing Director, Sales-Central and Vice President, Business Development pursuant to the terms and conditions of that certain Glenn O’Brien Employment Agreement dated April 2, 2004 (the “Employment Agreement”);

WHEREAS, the parties desire to enter into this agreement to set forth the terms and conditions regarding the separation of Executive from his employment with Company effective as of December 31, 2004.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as the “Parties”) hereby agree as follows:

1. Termination of Employment. Executive hereby resigns from Company effective after the close of business on December 31, 2004 and Company and Executive agree that Executive’s employment with Company will terminate on that date, unless sooner terminated by Company in accordance with this Agreement (the “Termination Date”). The President and Chief Executive Officer of the Company may terminate this Agreement at any time prior to December 31, 2004, by written notice to Executive, but such termination will not affect or reduce any amounts due Executive hereunder other than amounts that would be payable pursuant to Section 3(a) below. Except as required by COBRA and similar laws, Executive shall not be eligible to participate in the Company’s employee and fringe benefit plans after the Termination Date.

2. Transition Period. Executive agrees that, during the period commencing with the signing of this Agreement and ending on the Termination Date, or such sooner date as the Company’s President and Chief Executive Officer otherwise elects by written notice to Executive (the “Transition Period”), Executive will use his best efforts to fulfill his duties and responsibilities as Managing Director, Sales-Central and Vice President, Business Development. During the Transition Period, Executive will use his best efforts to execute on the following: (i) transitioning Executive’s duties as Managing Director, Sales-Central and Vice President, Business Development and training Company personnel with respect to such duties as directed by the Company’s President and Chief Executive Officer; (ii) designing sales account ownership and management plan with Zan Moore and Christopher Roten; (iii) engage in executive sales of the Somera Inside Services offering to the top 25 carriers and develop proposal for such offering; (iv) managing the Company’s customer relationships as provided in Part I of Exhibit A; (v) salvaging de-installation, equipment purchase opportunities and project-oriented work as provided in Part II of Exhibit A; (vi) preparing presentations (a) defining the best way for Somera to work with original equipment manufacturers going forward, (b) recommending the best partnership approach and tactical win plan as provided in Part III of Exhibit A, and (c) providing recommendations on staffing and operation of the technical advisory board; (vii) supporting the vision and strategic direction set forth by the Company’s President and Chief Executive Officer; (viii) assisting and supporting in the transfer of the Company’s Sales-Central and Business Development functions as well as certain other Company functions as directed by the Company’s President and Chief Executive Officer; and (ix) such other assignments and responsibilities as are reasonably assigned to him by the Company’s President and Chief Executive Officer.

3. Compensation and Severance Benefits.

(a) Compensation During Transition Period. Executive shall receive all payments due or to become due under the Employment Agreement during the Transition Period.

(b) Payments After Transition Period. After the Transition Period and, subject to Executive executing and not revoking a standard release of claims in favor of the Company, a form of which is attached hereto as Exhibit B (the “Release”), Executive shall receive (i) continued payments of six (6) months’ Base Salary (as defined in the Employment Agreement), less applicable withholding, in accordance with the Company’s standard payroll practices, and (ii) the Company shall waive the cost for the Executive to continue Executive’s group medical coverage with the Company should Executive decide to exercise Executive’s right to do so in accordance with Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”); provided further, however, Company’s obligation to make payments hereunder shall terminate in the event Executive breaches the provisions of Section 10 of the Employment Agreement. Such waiver of cost shall cease upon the earlier of six (6) months from the effective date of such coverage or the date on which the Executive obtains equivalent coverage elsewhere.

(c) Membership on the Company’s Advisory Board. If Executive remains employed by the Company through the Termination Date, then, subject to Executive executing the Release and not breaching the provisions of Section 10 of the Employment Agreement or the terms of this Agreement, Executive may be requested by the Company’s President and Chief Executive Officer to become a member of the Company’s Advisory Board for a minimum of six (6) months from the Termination Date, subject to Executive’s availability.

4. Effect on Employment Agreement. Executive agrees that the provisions of Section 3 of this Agreement supersede and replace in their entirety the provisions of Section 7(a) and 7(b) of the Employment Agreement. Executive and the Company agree that any reduction or restructuring of Executive’s authority by the Company and duties and/or removal of Executive’s Managing Director, Sales-Central and Vice President, Business Development title during the Transition Period shall not constitute grounds for either a Constructive Termination under the Employment Agreement. Nothwithstanding any provision herein to the contrary, it is expressly understood and agreed that all severance payments are guaranteed to be made regardless of whether or not Executive is terminated for Cause during the Transition Period. Otherwise, the provisions of the Employment Agreement remain in full force and effect.

5. Release and Discharge of Claims. In consideration for the promises and covenants contained herein, Executive irrevocably and unconditionally releases and discharges Company and all affiliated and related entities, and their respective agents, officers, shareholders, employees, subsidiaries, predecessors, successors and assigns, from any and all claims, liabilities, obligations, promises, causes of actions, actions, suits, or demands, of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, arising from or related or attributable to Executive’s employment with Company, his separation from such employment and including any claims that may arise during the Transition Period (“Claims”). Such Claims include, but are not limited to, claims based upon any violation of Company’s policies and regulations or any written or oral contract or agreement between Company and Executive, claims based upon employment discrimination or harassment of any kind or nature, and claims based upon alleged violation of the California Fair Employment and Housing Act, Labor Code section 132a, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S. Code section 1983, the United States or California Constitutions, the Americans With Disabilities Act, Federal or State wage and hour laws (including but not limited to claims relating to the date of payment of Executive’s accrued vacation time), or any other State of Federal statutes or laws. Executive further acknowledges that such Claims also include claims based on the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. Executive further covenants and agrees not to sue Company and all affiliated and related entities, and their respective agents, officers, shareholders, employees, subsidiaries, predecessors, successors and assigns, in connection with any of the above-mentioned Claims. This Release does not apply to any claims arising under this Agreement, including any claims for compensation during the Transition Period or for severance benefits following the Transition Period.

6. General Release. Executive understands that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to the above-referenced matters and disputes. Executive acknowledges that any and all rights granted him under section 1542 of the California Civil Code, or any other analogous Federal or State law or regulation, are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive further acknowledges that he is aware that after executing this Agreement, Executive or Executive’s agents may discover claims or facts in addition to or different from those that he now knows of with respect to the subject matter of this Agreement, but it is Executive’s intention to release all such claims.

7. No Admission of Liability. The parties understand, acknowledge and agree that this is a voluntary agreement, and that the furnishing of consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by either party, each party expressly denying liability for any and all claims.

8. Revocation Period. Executive acknowledges that he has been advised that he has seven (7) days from the date this Agreement is signed to revoke this Agreement. To be effective, the revocation must be in writing and must be received by the President of the Company on or before midnight on the seventh (7th) day after this Agreement is signed. The Company’s obligation to provide any amounts or other benefits under this Agreement or the Transition Agreement does not become final and binding until the expiration of the seven (7) day revocation period and so long as this Agreement has not been revoked during such period.

9. Confidentiality. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and the Company. Executive understands that the Confidentiality Agreement remains in full force and effect. Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company within five (5) days of the Termination Date. Executive and Company further understand that the terms of this Agreement, and the negotiations hereof, shall be considered confidential information of the Company for purposes of the Confidentiality Agreement.

10. Return of Property. Executive represents and acknowledges that he has returned or will return within fifteen (15) days of the Termination Date to Company all property of Company in his possession or under his control, including but not limited to files, laptop computer, all related software, office keys and credit cards. Executive further represents and warrants that he has no other Company property in his possession or under his control, including hard copy or electronically stored documents, computer disks, written policies or procedures or other documents pertaining to any past, present or known prospective clients of Company, and that he has not given these or similar items to any third party, except in the course and scope of his employment with Company.

11. Nonsolicitation. As further consideration for Company entering into this Agreement, Executive agrees that for a period of one (1) year following the date of this Agreement, that he will not solicit or induce, directly or indirectly, any employee to leave the employment of Company or any contractor or consultant to cease doing business with Company.

12. No Cooperation. Executive agrees that Executive will not knowlingly act in any manner that will damage the business of the Company, provided, however, that this provision shall not prohibit the Executive from working for a competitor of Company after the expiration of twelve (12) months after the end of the Transition Period. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so.

13. Non-Disparagement. Executive and Company agree to refrain from disparagement, criticism, defamation or slander of the other party, and in the case of the Company, its officers, directors, agents, products or services to anyone, including, but not limited to, other employees and past, present or prospective customers and/or employees of the Company and to refrain from tortious interference with the contracts and relationships of the other party.

14. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

15. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Arbitration Agreement between the Company and Executive which is incorporated by reference herein (the “Arbitration Agreement”).

16. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

18. Entire Agreement. This Agreement, along with the Employment Agreement (as amended hereby), including the agreements set forth in Section 15 of the Employment Agreement, represent the entire agreement and understanding between the Company and Executive concerning Executive’s transition and termination arrangements with the Company.

19. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the President and Chief Executive Officer of the Company.

20. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

21. Effective Date. This Agreement is effective immediately after it has been signed by both Parties.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY:

Dated: November 8, 2004	/S/ DAVID W. HEARD
David W. Heard, President and Chief Executive Officer

EXECUTIVE:

Dated: November 8, 2004	/S/ GLENN O’BRIEN
Glenn O’Brien